SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ---------------

                               SCHEDULE 14D-9
                               (RULE 14D-101)
        SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(D)(4)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)
                              ---------------

                            PRIMARK CORPORATION
                         (NAME OF SUBJECT COMPANY)


                            PRIMARK CORPORATION
                    (NAME OF PERSON(S) FILING STATEMENT)

                      COMMON STOCK, WITHOUT PAR VALUE
                       (TITLE OF CLASS OF SECURITIES)

                                 741903108
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                          MICHAEL R. KARGULA, ESQ.
                 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                               AND SECRETARY
                            PRIMARK CORPORATION
                      1000 WINTER STREET, SUITE 4300N
                        WALTHAM, MASSACHUSETTS 02451
                         TELEPHONE: (781) 466-6611

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
        COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)
                              ---------------

                              WITH A COPY TO:

                         STEPHEN W. HAMILTON, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         1440 NEW YORK AVENUE, N.W.
                           WASHINGTON, D.C. 20005
                         TELEPHONE: (202) 371-7000

[   ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



      Primark Corporation ("Primark") hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed on June 14, 2000. Capitalized terms used, and not otherwise defined, herein have the meanings assigned thereto in the Schedule 14D-9.

      ITEM 8.  ADDITIONAL INFORMATION.

      Item 8 of the Schedule 14D-9 is hereby amended and supplemented as follows:

            Antitrust. On June 27, 2000, the Antitrust Division of the U.S. Department of Justice requested additional information and documentary material from Primark and Thomson.

      ITEM 9.  EXHIBITS.

      Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding the following exhibit thereto:

            (a)(4) Text of Press Release, dated June 28, 2000, issued by
Primark.


                              SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    PRIMARK CORPORATION

                                    By: /s/ JOSEPH E. KASPUTYS
                                        ----------------------
                                        Name: Joseph E. Kasputys
                                        Title: Chairman, President & CEO

Dated: June 28, 2000